Exhibit 99.1

Parkway Acquisition Corp. Announces Third Quarter 2017 Results

FOR IMMEDIATE RELEASE
For more information contact:
Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, November 8, 2017 /PRNewswire-FirstCall/ -- On November 8, 2017, Parkway Acquisition Corp. (Parkway) (OTC QX: PKKW) – the holding company for Skyline National Bank – announced third quarter 2017 earnings.

As previously announced, Grayson Bankshares, Inc. (Grayson) and Cardinal Bankshares Corporation (Cardinal) merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Effective March 13, 2017, Grayson National Bank's name was changed to Skyline National Bank. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

Results of Operations for the Three Months ended September 30, 2017 and 2016

Parkway recorded pre-tax earnings of $1.7 million or $0.33 per share for the quarter ended September 30, 2017 compared to pre-tax earnings of $1.5 million or $0.30 per share for the same period in 2016.  Income tax expense increased by $56 thousand from the third quarter of 2016 to 2017 resulting in net income of $1.2 million or $0.23 per share for the third quarter of 2017 compared to net income of $1.0 million or $0.21 per share for the same period in 2016.  The increase in pretax earnings of $167 thousand from the third quarter of 2016 to the third quarter of 2017 was due primarily to a reduction of pre-tax merger related expenses which totaled $484 thousand in the third quarter of 2016 compared to $56 thousand in the third quarter of 2017.  Third quarter earnings represented an annualized return on average assets of 0.84% and an annualized return on average equity of 8.05% for 2017, compared to 0.75% and 7.47%, respectively, for 2016.

Total interest income decreased by $160 thousand for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016.  The decrease in interest income was attributable primarily to a reduction in the accretion of purchase discounts applied to the Cardinal loan portfolio.  Accretion of purchased loan discounts increased interest income by $535 thousand in the third quarter of 2016 compared to just $227 thousand in the third quarter of 2017, representing a decrease of $308 thousand.  Excluding the change in discount accretion, interest income increased by $148 thousand for the quarter ended September 30, 2017 compared to the same period last year, due mainly to continued growth in the bank's loan portfolio as total loans increased by $14.7 million or 3.60% from September 30, 2016 to September 30, 2017.

Interest expense on deposits decreased by $90 thousand due to a reduction in the level of higher-yielding time deposits while interest expense on borrowings decreased by $98 thousand due to a reduction in borrowings of $10.0 million in the fourth quarter of 2016.  The result was an increase in net interest income of $28 thousand for the quarter ended September 30, 2017, compared to the same quarter last year.  Decreasing overall funding costs continued to positively impact the Bank's net interest margin which increased to 4.26% for the third quarter of 2017, compared to 4.15% in the second quarter of 2017 and 4.17% for the third quarter of 2016.

The provision for loan losses was $75 thousand for the quarter ended September 30, 2017, compared to $109 thousand for the quarter ended September 30, 2016.  The reserve for loan losses at September 30, 2017 was approximately 0.83% of total loans, compared to 0.85% at September 30, 2016.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans.  As of September 30, 2017, the remaining unaccreted discount on the acquired loan portfolio totaled $4.2 million.

Total noninterest income was $1.0 million in the third quarter of 2017 compared to $1.3 million in the third quarter of 2016.  The decrease was due primarily to nonrecurring income items recognized in the third quarter of 2016.  Noninterest income for the third quarter of 2016 includes $97 thousand of life insurance proceeds as well as the recognition of a bargain purchase gain of $182 thousand resulting from the Cardinal acquisition.  Excluding these nonrecurring items in 2016, noninterest income increased by $33 thousand for the quarter ended September 30, 2017 compared to the same period last year.

Total noninterest expenses decreased by $351 thousand for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016 due mainly to a reduction in merger related expenses resulting from the Cardinal acquisition.  Salaries and employee benefit expenses decreased by $90 thousand as reductions in the total number of employees offset normal increases in salaries and other benefit costs.  Merger related expenses totaled $56 thousand for the quarter ended September 30, 2017 compared to $484 thousand for the quarter ended September 30, 2016.  The reduction in nonrecurring merger related expenses led to improvement in the company's efficiency ratio which fell from 74.9% for the third quarter of 2016, to 71.9% for the third quarter of 2017.

President and CEO Allan Funk stated, "We are very pleased with our third quarter earnings.  This marked the first quarter of combined operations that was not significantly impacted by nonrecurring merger related costs. The results were consistent with our expectations and demonstrate the solid core earnings potential of our company going forward."

Results of Operations for the Nine Months ended September 30, 2017 and 2016

For the nine months ended September 30, 2017, total interest income increased by $4.5 million compared to the nine-month period ended September 30, 2016.  The Cardinal merger was completed on July 1, 2016, therefore the operating results for the nine months ended September 30, 2016 include only three months of combined earnings along with six months of Grayson earnings prior to the merger.  Accordingly, the increases in interest income on loans and investment securities for the nine-month period ended September 30, 2017 were due primarily to the increased volume resulting from the merger.  The increases in interest income on federal funds sold and interest-bearing deposits in banks were due more to increases in overnight borrowing rates established by the Federal Reserve.  Interest expense on deposits increased by $126 thousand for the nine-month period ended September 30, 2017 compared to the same period in 2016 as interest expense on acquired deposit balances was partially offset by continued decreases in deposit rates as higher-yielding time deposits repriced to lower rates or migrated to lower-yielding non-maturity deposits.  Interest on borrowings decreased by $345 thousand due to the repayment of $10.0 million in borrowings in February of 2016.

The provision for loan losses for the nine-month period ended September 30, 2017 was $233 thousand, compared to $14 thousand for the nine-month period ended September 30, 2016.  Asset quality has remained relatively consistent over the past year therefore the noted increase in loan loss provisions was due primarily to overall growth in the loan portfolio.

Noninterest income increased by $26 thousand for the first nine months of 2017, compared to the same period in 2016. Income from service charges and fees increased primarily as a result of the merger with Cardinal.  Noninterest income for the nine months ended September 30, 2016 included the following nonrecurring items: a $182 thousand bargain purchase gain resulting from the Cardinal acquisition, $97 thousand in life insurance proceeds, and an increase in nonrecurring securities gains of $238 thousand compared to 2017. Excluding the impact of these nonrecurring items, noninterest income increased by $543 thousand for the first nine months of 2017 as compared to the same period in 2016.

Total noninterest expenses increased by $3.7 million, or 35.23% for the nine-month period ended September 30, 2017, compared to the same period in 2016.  As noted above, the overall increase in expenses for the comparative nine-month periods was due primarily to the effective date of the Cardinal merger as the 2016 expenses reflect only three months of combined operations and six months of Grayson's operating expenses prior to the merger date.   Accordingly, salaries and employee benefits increased by $2.0 million due to the increase in the number of employees, and occupancy and equipment costs increased by $507 thousand due to the addition of seven banking facilities.
In total, income before taxes increased by $751 thousand over the first nine months of 2017 compared to the first nine months of 2016.  Income tax expense increased by $131 thousand over the prior year, resulting in an increase in net income of $620 thousand or 30.68% for the nine months ended September 30, 2017 compared to the same period in 2016.  Net income totaled $2.6 million or $0.53 per share for the first nine months of 2017 and $2.0 million or $0.55 per weighted average share for the first nine months of 2016.

Balance Sheet

Total assets decreased by $12.4 million, or 2.22%, from December 31, 2016 to September 30, 2017, due to continued reductions in interest-bearing deposits.  Cash and cash equivalent balances decreased by $15.5 million and investment securities decreased by $10.6 million.  The reduction in cash and investments was used to fund net loan growth of $11.2 million as well as the aforementioned reduction in deposits.  Loan growth, combined with the decrease in deposits, resulted in an increase in the company's loan to deposit ratio to 86.33% at September 30, 2017 compared to 81.81% at December 31, 2016.

Noninterest bearing deposits decreased by $280 thousand from December 31, 2016 to September 30, 2017, while interest bearing deposits decreased by $12.9 million over the same time period.  The decrease in interest bearing deposits came primarily in the form of higher yielding certificates of deposit and individual retirement accounts.  This reflected the continuation of a management strategy to allow the run-off of legacy higher-yielding deposits which were on the books of Grayson and Cardinal prior to the merger.

Stockholders' equity totaled $57.8 million at September 30, 2017 compared to $55.5 million at December 31, 2016.  The increase in equity resulted from earnings of $2.6 million plus a net change in unrealized depreciation of investment securities classified as available for sale totaling $493 thousand, less the payment of dividends of $803 thousand.  Tangible book value increased from $10.58 per share at December 31, 2016 to $11.09 per share at September 30, 2017.  The Bank remains well capitalized with Common equity tier 1 capital, Tier 1 risk-based capital, Total risk based capital, and Tier 1 leverage ratios of 12.23%, 12.23%, 13.07%, and 9.67%, respectively, as of September 30, 2017.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2017)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
September 30, 2017; December 31, 2016; and September 30, 2016

(dollars in thousands except share amounts) Assets	September 30, 2017	December 31, 2017	September 30, 2017
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$6,978	$7,215	$12,105
Interest-bearing deposits with banks	8,968	19,399	14,819
Federal funds sold	4,478	9,294	17,119
Investment securities available for sale	51,933	62,540	59,269
Restricted equity securities	1,388	1,149	1,599
Loans	423,273	411,968	408,566
Allowance for loan losses	(3,530)	(3,420)	(3,480)
Net loans	419,743	408,548	405,086
Cash value of life insurance	17,237	16,850	16,724
Foreclosed Assets	-	70	70
Properties and equipment, net	17,713	17,970	18,143
Accrued interest receivable	1,579	1,732	1,533
Core deposit intangible	2,115	2,327	2,398
Deferred tax assets, net	4,598	5,872	4,585
Other assets	9,739	5,890	5,602
Total Assets	$546,469	$558,856	$559,052

Liabilities
Deposits
Noninterest-bearing	$126,944	$127,224	$122,189
Interest-bearing	359,255	372,163	368,417
Total deposits	486,199	499,387	490,606

Borrowings	-	-	10,000
Accrued interest payable	140	57	226
Other liabilities	2,333	3,946	1,891
Total liabilities	488,672	503,390	502,723

Stockholders' equity
Common stock and surplus	26,166	26,166	26,166
Retained earnings	32,492	30,654	30,256
Accumulated other comprehensive income (loss)	(861)	(1,354)	(93)
Total stockholders' equity	57,797	55,466	56,329
Total liabilities and stockholders' equity	$546,469	$558,856	$559,052
Tangible book value per share	$11.09	$10.58	$10.74

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations
For the Three and Nine Months Ended September 30, 2017 and 2016

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest Income
Loans and fees on loans	$5,222	$5,390	$15,390	$11,185
Interest-bearing deposits in banks	14	16	36	16
Federal funds sold	21	12	80	26
Interest on securities:
Taxable	319	294	993	814
Exempt from federal income tax	-	-	-	1
Dividends	6	30	62	52
	5,582	5,742	16,561	12,094

Interest expense
Deposits	370	460	1,107	981
Interest on borrowings	1	99	1	346
Net interest income	371	559	1,108	1,327
	5,211	5,183	15,453	10,767

Provision for loan losses	75	109	233	14
Net interest income after provision for loan losses	5,136	5,074	15,220	10,753

Noninterest income
Service charges on deposit accounts	350	372	987	889
Other service charges and fees	417	396	1,187	956
Net realized gains on securities	13	(1)	126	364
Mortgage origination fees	91	81	203	124
Increase in cash value of life insurance	111	112	333	256
Bargain purchase gain	-	182	-	182
Other income	39	125	95	134
	1,021	1,267	2,931	2,905

Noninterest expenses
Salaries and employee benefits	2,489	2,579	7,529	5,561
Occupancy and equipment	555	600	1,652	1,145
Foreclosed asset expense, net	17	10	33	63
Data processing expense	306	305	885	551
FDIC Assessments	75	102	225	222
Advertising	138	38	471	141
Bank franchise tax	82	81	250	171
Director fees	52	51	190	119
Merger related expenses	56	484	698	720
Other expense	710	581	2,430	1,928

Net income before income taxes	4,480	4,831	14,363	10,621
	1,677	1,510	3,788	3,037

Income tax expense	520	464	1,147	1,016
Net income	$1,157	$1,046	$2,641	$2,021

Net income per share	$0.23	$0.21	$0.53	$0.55
Weighted average shares outstanding	5,021,376	5,021,376	5,021,376	3,695,571
Dividends declared per share	$0.08	$0.06	$0.16	$0.13